[LOGO]                                  One PEI Center
                                        Wilkes-Barre, Pennsylvania  18711-0601
                                        Telephone: (570) 829-8843




                                                       March 25, 1999

Dear Fellow Shareowner:

     It is our pleasure to extend to you a cordial invitation to attend the Annual Meeting of Shareowners of Pennsylvania Enterprises, Inc.

     The Annual Meeting will be held at the Community Arts Center, 220 West Fourth Street, Williamsport, Pennsylvania, beginning at 10:00 a.m., on Wednesday, May 5, 1999. Directions to the meeting site and a map are included with this letter. In addition to the specific matters to be acted upon, there will be a review of the affairs and progress of your Company and a report on first quarter results.

     Once again this year we are offering you the option to vote by telephone. You may vote by telephone or by the traditional proxy card. Telephone voting is quick, easy, and immediate. This method of voting is described on your proxy card.

     Your vote is important. Whether or not you expect to attend the Annual Meeting, please vote by telephone or sign and date the enclosed proxy and return it promptly by mail in the enclosed envelope which requires no postage if mailed in the United States.

     On behalf of your Board of Directors, thank you for your continued support and interest in Pennsylvania Enterprises, Inc.



Sincerely,



s/s Ronald W. Simms                                  s/s Thomas F. Karam
Ronald W. Simms                                      Thomas F. Karam
Chairman of the Board                                President and
                                                     Chief Executive Officer

    Directions to the Community Arts Center, Williamsport, Pennsylvania

[MAP]

From Interstate 80 or South: Get off I-80 at Exit 30 and take Route 15 North to Williamsport. After crossing the Susquehanna River Bridge into Williamsport, you will be on Market Street. Take Market Street to the second traffic light and turn left onto Fourth Street. Take Fourth Street to the third traffic light. Turn right onto Hepburn Street and proceed approximately 1-1/2 blocks to the Hepburn Plaza Parking on the left. Please park in spaces designated with yellow lines. Bring your parking ticket for validation and proceed to the Community Arts Center at 220 West Fourth Street.

From the North or West: From Route 180 East, get off at the Hepburn Street Exit (also listed as 15 South or Lewisburg Exit). Continue straight through the second light at West Fourth Street and then go 1-1/2 blocks to the Hepburn Plaza Parking, which is on the left. Please park in spaces designated with yellow lines. Bring your parking ticket for validation and proceed to the Community Arts Center at 220 West Fourth Street.

From Wilkes-Barre: Take Route 309, Cross Valley Expressway, north to Dallas towards Harveys Lake. Route 309 turns into Route 415. Stay on Route 415 to intersection of Route 118 (at traffic light). Take left onto Route 118. Follow Route 118 to Hughesville. At the traffic light in Hughesville, turn right and go a few blocks to Route 220 South. Turn left on Route 220 and drive approximately 4 miles to the Route 180 West entrance ramp on the right. Take Route 180 to the Route 15 South / Lewisburg / Basin Street Exit (approximately 10 miles). Turn right at the stop sign onto Basin Street. At the stoplight, proceed straight on Basin Street to the stop sign. Turn left onto Fourth Street and go to the fifth traffic light. Turn right onto Hepburn Street and proceed approximately 1-1/2 blocks to the Hepburn Plaza Parking on the left. Please park in spaces designated with yellow lines. Bring your parking ticket for validation and proceed to the Community Arts Center at 220 West Fourth Street.

[LOGO]                                  One PEI Center
                                        Wilkes-Barre, Pennsylvania  18711-0601
                                        Telephone: (570) 829-8843





                     NOTICE OF ANNUAL MEETING OF SHAREOWNERS

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareowners of Pennsylvania Enterprises, Inc. (the "Company") will be held at the Community Arts Center, 220 West Fourth Street, Williamsport, Pennsylvania, on Wednesday, May 5, 1999, at 10:00 a.m., for the following purposes:

     (1) To elect nine directors of the Company; and

     (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 11, 1999, as the record date for the determination of holders of the Company's Common Stock entitled to notice of and to vote at the meeting.

     If you plan to attend the meeting and are a shareowner of record, please mark your proxy card in the appropriate space, or if voting by telephone, so indicate during the telephone voting process. An admission ticket will be mailed to you prior to the meeting date. However, if your shares are not registered in your own name, please advise the shareowner of record (your bank, broker, etc.) that you wish to attend. That firm will provide you with evidence of your ownership which will enable you to gain admittance to the meeting.

     Whether you plan to attend the meeting or not, please vote by telephone or sign and date the enclosed proxy and return it promptly by mail in the enclosed envelope. No postage is required if mailed in the United States.

                            By order of the Board of Directors,


                            Donna M. Abdalla
                            Secretary


Wilkes-Barre, Pennsylvania
March 25, 1999



                                    IMPORTANT
     Pennsylvania law requires that the holders of a majority of the Company's outstanding Common Stock be present in person or by proxy at the Annual Meeting in order to constitute a quorum. Shareowners can help avoid the necessity and expense of follow-up letters to assure that a quorum is present at the Annual Meeting by promptly returning the enclosed proxy or voting by telephone. Broker non-votes, abstentions, and withhold authority votes all count for the purpose of determining a quorum. In the absence of a quorum, the Annual Meeting will be adjourned until a time announced at such meeting. At the adjourned meeting, the shareowners in attendance, although less than a quorum, will nevertheless constitute a quorum to elect directors and, if the adjournment has been at least fifteen days, to act on all other matters included in this Proxy Statement.

[LOGO]                                                 Mailing Date
                                                       March 25, 1999


                                        One PEI Center
                                        Wilkes-Barre, Pennsylvania  18711-0601
                                        Telephone: (570) 829-8843




                                 PROXY STATEMENT
            FOR ANNUAL MEETING OF SHAREOWNERS TO BE HELD MAY 5, 1999

                                     GENERAL

     This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of Pennsylvania Enterprises, Inc. (the "Company") of proxies to be used at the Annual Meeting of Shareowners of the Company and any adjournment or adjournments thereof to be held at the Community Arts Center, 220 West Fourth Street, Williamsport, Pennsylvania, on Wednesday, May 5, 1999, at 10:00 a.m., for the purposes set forth in the accompanying Notice of Annual Meeting of Shareowners. The Board of Directors has fixed the close of business on March 11, 1999, as the record date for the determination of shareowners entitled to notice of and to vote at the meeting.

     Pennsylvania law provides that a proxy, unless coupled with an interest (for example, a vote pooling or similar arrangement among shareowners, or between the Company and shareowners, or an unrevoked proxy in favor of an existing or potential creditor of a shareowner), is revocable at will by a shareowner, notwithstanding any other agreement or any provision in the proxy to the contrary. A shareowner may revoke a proxy by giving written notice of revocation to the Corporate Secretary of the Company at any time before the proxy is voted. Such revocation shall be effective upon receipt of the written notice by the Corporate Secretary of the Company. If voting by telephone, the latest telephone voting instructions will supersede any previous telephone instructions.

                            COMMON STOCK OUTSTANDING

     Common Stock, of which there were 10,669,483 shares outstanding and entitled to vote on March 11, 1999, constitutes the only class of securities of the Company entitled to vote at the meeting. The Company does not know of any person who is the beneficial owner of more than 5% of the outstanding Common Stock of the Company, other than Mr. Kenneth M. Pollock, a Director of the Company, who beneficially owns 6.08% of the Company's Common Stock as described in the Security Ownership of Management section of this Proxy Statement.

                                  ANNUAL REPORT

     Copies of the Company's Summary Annual Report and Form 10-K for the year 1998 are included with this Proxy Statement.

                    MATTERS TO BE BROUGHT BEFORE THE MEETING

Election of Directors

     At the meeting, nine directors are to be elected to hold office for the term of one year and until their successors have been elected and qualified.
Unless a contrary indication is specified, it is the intention of the persons named as proxies to vote the shares represented by the proxy for the election of the nominees listed herein as directors of the Company. Each of the nominees for election as a director was elected as a director of the Company at the 1998 Annual Meeting of Shareowners. In the event that any of the nominees should become unavailable for any reason, which is not anticipated, the Board of Directors, in its discretion, may, unless it shall have provided for a lesser number of directors, designate a substitute nominee, in which event, pursuant to the accompanying proxy, votes will be cast for such substitute nominee.


Nominees for Election as Directors

     The following information is furnished with respect to each person nominated by the Board of Directors for election as a director: principal occupations or employment, age, principal directorships, other affiliations, Board Committee(s) on which each serves, the period of service as a director of PG Energy Inc. ("PG Energy") and the Company and the number of shares of Common Stock of the Company which each nominee has advised the Company was beneficially owned directly or indirectly by him as of February 1, 1999.



             Name
     First Became Director
         Common Shares
    Beneficially Owned*             Principal Occupation and Other Information

   [PHOTO] Chairman of the Board of Directors of the Company and PG Energy since December 17, 1998. Chief Executive Officer of Petroleum Service Company, Inc., Wilkes-Barre, PA, since 1980; Chairman of the Board of Directors since 1994, and Chief Executive Officer since 1984, of Mountain Productions, Inc.; Chairman of the Board of Directors of First Heritage Bank since March 1994; Director of Pennsylvania-American Water Company since April 1996; past Chairman of the Wilkes-Barre Chamber of Commerce. Age
                                    59. Chairman of the Executive Committee.

        Ronald W. Simms
          March 1991
        326,405 Shares



     [PHOTO] President and Chief Executive Officer of the Company and PG Energy since September 1, 1996. Executive Vice President of the Company and PG Energy from September 1995 to August 1996. Vice President, Investment Banking, Legg Mason Wood Walker, Inc. from July 1989 to September 1995. Vice President, Investment Banking, Thomson McKinnon Securities, Inc. from September 1987 to July 1989. Director of the Pennsylvania Gas Association, Greater Scranton Chamber of Commerce, Mental Health Association of Northeastern Pennsylvania, Wyoming Valley Health Care Systems, Inc., United Way of Lackawanna County, United Way of Wyoming Valley, and Team Pennsylvania. Age 40.
        Thomas F. Karam
        September 1996
        205,749 Shares



------
*See page 5, Security Ownership of Management, for complete listing and explanatory notes relating to the security ownership of directors and officers of the Company.

             Name
     First Became Director
         Common Shares
    Beneficially Owned*             Principal Occupation and Other Information

[PHOTO] Vice Chairman of the Board of Directors of the Company and PG Energy since March 1991; Chairman of the Board of the Commonwealth Bank Division of Meridian Bank,
                                    Williamsport,  PA,  from  September  1993 to
                                    December 1995;  Director,  Meridian Bancorp,
                                    Inc., and Meridian Bank,  Reading,  PA, from
                                    September  1993 to April  1996;  Chairman of
                                    the  Board and Chief  Executive  Officer  of
                                    Commonwealth     Bancshares     Corporation,
                                    Williamsport,  PA,  from  April 1987 to June
                                    1993; Director,  CoreStates Bank, N.A., from
                                    April 1996 to March 1998,  past Director and
                                    President    of    Industrial     Properties
                                    Corporation;    Vice    Chairman    of   the
                                    Pennsylvania  College  of  Technology;  past
                                    Director and Chairman, Williamsport/Lycoming
                                    Chamber     of      Commerce;      Chairman,
                                    Williamsport/Lycoming  Foundation;  Director
                                    of  the  following:   Lycoming   Foundation,
                                    Pennsylvania  Economic Development Financing
                                    Authority  (PEDFA),   Pennsylvania   Economy
                                    League,  Williamsport  Wirerope Corp. (WWW),
                                    and Higher Dimension  Medical,  Inc.; former
                                    Director   of   National    Association   of
                                    Corporate  Directors.  Age 68. Member of the
                                    Executive  Committee,  Chairman of the Audit
                                    Committee and member of the Compensation and Stock Option Committees and the Investment Committee of the Employees' Retirement Plan.
       William D. Davis
           June 1981
         38,129 Shares



[PHOTO] Chairman of the Board of Directors of the Company and PG Energy from June 1986 to June 1987; Chairman of the Board, Parodi Industries, Inc., Scranton, PA, from January 1985 to February 1994. Age 80. Member of the Executive Committee and the Investment Committee of the Employees' Retirement Plan.




       Robert J. Keating
           June 1974
         25,351 Shares


[PHOTO]                             Independent financial consultant since prior
                                    to 1988; Chairman, Priestgate
                                    Limited,  since 1991;  former  President and
                                    Chief   Executive   Officer  and   Director,
                                    Sprague  &  Henwood,   Inc.,  Scranton,  PA;
                                    Director,  Scranton  Industrial  Development
                                    Company;  Director,   Lackawanna  Industrial
                                    Development Enterprise. Age 62. Member of the Audit Committee and Investment Committee of the Employees' Retirement Plan.



         James A. Ross
           May 1978
         7,315 Shares
------
*See page 5, Security Ownership of Management, for complete listing and explanatory notes relating to the security ownership of directors and officers of the Company.

            Name
    First Became Director
        Common Shares
   Beneficially Owned*              Principal Occupation and Other Information

[PHOTO] Chairman and Chief Executive Officer of McCarthy Tire Service Company, Wilkes-Barre, PA, since June 1997; President of McCarthy Tire Service Company from 1968 to June 1997; President of McCarthy Realty, Inc., since 1988; Director and Chairman, Wyoming Valley Health Care Systems, Inc.; Director of Pennsylvania-American Water Company since April 1996. Age 63. Chairman of the Compensation and Stock Option Committees, Chairman of the Investment Committee of the Employees' Retirement Plan, and member of the Executive Committee.

       John D. McCarthy
          March 1991
         17,002 Shares



  [PHOTO] President and Chief Executive Officer, Intercoastal Management, Inc. and HUD, Inc., trading as Emerald Anthracite II, and Vice President of Susquehanna Coal Company and Susquehanna Mt. Carmel,
                                    Inc.,  Nanticoke,  PA. Director of LA Bank,
                                    N.A. and Director of Penn State,  Wilkes-
                                    Barre Campus. Former Director of Common-wealth Bank East, Wilkes-Barre, a division of CoreStates Bank, N.A., as well as PNC Bank, and former Director of
                                    F. M. Kirby  Center for the  Performing
                                    Arts.  Age 41.Member of the Executive,
                                    Audit, Planning and the Compensation and Stock Option Committees.

      Kenneth M. Pollock
         October 1993
        648,662 Shares




  [PHOTO] President of McCarthy Tire Service Company, Wilkes-Barre, PA, since June 1997; Vice President of McCarthy Tire Service Company from 1989 to June 1997; Vice President of McCarthy Realty, Inc., since 1988. President of McCarthy Tire Service Company of Allentown, Reading and Lancaster since 1992. Member and Chairman of the Board of Directors of the Wyoming Valley Catholic Youth Center; member of the Michelin Tire Corporation Dealer Council and Continental/General Tire Dealer Council. Age
                                    34.  Chairman of the Planning  Committee and
                                    member of the Audit Committee and Investment
                                    Committee of the Employees' Retirement Plan.
     John D. McCarthy, Jr.
         November 1995
         7,573 Shares





------
*See page 5, Security Ownership of Management, for complete listing and explanatory notes relating to the security ownership of directors and officers of the Company.

             Name
     First Became Director
         Common Shares
    Beneficially Owned*              Principal Occupation and Other Information

 [PHOTO} President of Petroleum Service Company, Inc., Wilkes-Barre, PA, since 1998. President of Petroleum Sales Company, Inc., since 1992. Vice President of Petroleum Service Company, Inc. from 1987 to 1998. Director of the Black Horse Foundation,Inc., Mountain Productions, Inc., Mountain Productions Services, Inc., and Wyoming Valley Health Care Systems. Age 38. Member of the Audit,Planning, and the Compensation and Stock Option Committees.


     Richard A. Rose, Jr.
         November 1995
         32,854 Shares


------
*See  Security  Ownership  of  Management,   below,  for  complete  listing  and
explanatory notes relating to the security ownership of directors and officers of the Company.



                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table shows the number of shares of the Company's Common Stock, beneficially owned, directly or indirectly, as of February 1, 1999, by individual directors, each of the officers named in the Summary Compensation Table, and all directors and officers as a group, who held such positions as of February 1, 1999. Unless otherwise specified, shares are beneficially owned directly by the director or officer.


                              Amount and Nature of
                              Beneficial Ownership
Title     Name of               Number of Shares                 Percent
of Class  Beneficial Owner     Beneficially Owned(1)             of Class
-------- -----------------    --------------------              --------
Common    Ronald W. Simms            326,405 (2)                  3.06%
          Thomas F. Karam            205,749 (3)                  1.93%
          William D. Davis            38,129 (4)                     *
          Robert J. Keating           25,351 (5)                     *
          James A. Ross                7,315 (6)                     *
          John D. McCarthy            17,002 (7)                     *
          Kenneth M. Pollock         648,662 (8)                  6.08%
          John D. McCarthy, Jr.        7,573 (9)                     *
          Richard A. Rose, Jr.        32,854 (10)                    *

          Vincent A. Bonaddio          2,932                         *
          Harry E. Dowling            14,524                         *
          John F. Kell, Jr.           16,231                         *

          All directors and
          officers as a group
          (17 persons)             1,346,925 (11)(12)            12.63%
----------
"*" - Less than one percent.

(1) Includes shares that may be acquired pursuant to the exercise of stock options exercisable within 60 days of February 1, 1999, as follows: 110,000 for Mr. Karam; 110,000 for the Estate of Mr. Kenneth L. Pollock, of which Mr. Kenneth M. Pollock is co-executor; 7,000 for Mr. Dowling; 7,000 for Mr. Kell; and 3,600 for other officers not specifically named. Does not include options to purchase 90,000 shares granted on September 1, 1996, to Mr. Thomas F. Karam, which shares are not currently exercisable. Also includes 10,073 stock units credited to directors' accounts pursuant to the Director Deferred Compensation Plan as follows: 1,586 for Mr. Simms, 1,787 for Mr. Davis, 1,801 for Mr. John D. McCarthy, 415 for Mr. Ross, 1,573 for Mr. John
     D. McCarthy, Jr., 1,729 for Mr. Pollock, and 1,182 for Mr. Rose.

(2) Includes 86,854 shares owned by Mr. Simms's wife and 105,519 shares for which Mr. Simms has voting power.

(3) Includes 32,800 shares that Mr. Karam owns jointly with his wife, 53,897 shares for which Mr. Karam has voting power, and 8,000 shares held in the name of Lakeside Drive Assoc., Inc., in which Mr. Karam's wife has an interest. These 8,000 shares are also reported for Mr. Keating who has an interest in Lakeside Drive Assoc., Inc. These shares are reported one time, on an unduplicated basis, in the total shares owned by all directors and officers as a group.

(4) Includes 1,000 shares owned by Mr. Davis's wife; 1,000 shares owned by a charitable remainder trust of which Mr. Davis is the life income beneficiary and a joint trustee with his wife; and 1,000 shares owned by a charitable remainder trust of which Mr. Davis's wife is a life income beneficiary and a joint trustee with Mr. Davis. Mr. Davis shares voting and investment power with his wife of the shares held by both these trusts.

(5) Includes 1,411 shares owned by Mr. Keating's wife and 8,000 shares that Mr. Keating beneficially owns through Lakeside Drive Assoc., Inc.

(6) Includes 1,500 shares held jointly with Mr. Ross's wife, 600 shares owned by Mr. Ross's wife and 2,600 shares owned by charitable foundations of which Mr. Ross is a trustee. Mr. Ross shares voting and investment power and disclaims beneficial ownership of the shares held by these foundations.

(7) Includes 2,000 shares owned by Mr. McCarthy's wife and 2,000 shares held by McCarthy Realty Inc., in which both Messrs. John D. McCarthy and John D. McCarthy, Jr. each have a beneficial interest. These shares are reported in the total shares for each of them, but are reported one time, on an unduplicated basis, in the total shares owned by all directors and officers as a group.

(8) Includes 265,953 shares owned by the Estate of Mr. Kenneth L. Pollock of which Mr. Kenneth M. Pollock is co-executor; 216,800 shares held by several corporations of which controlling interests are owned by the Estate of Mr. Kenneth L. Pollock; 13,144 shares owned by Mr. Pollock's children; 30,223 shares owned by Mr. Pollock as custodian for his children; and presently exercisable options to purchase 110,000 shares owned by the Estate of Mr. Kenneth L. Pollock.

(9) Includes 2,000 shares that Mr. McCarthy owns jointly with his wife and 200 shares he owns jointly with his wife and son.

(10) Includes 18,486 shares that Mr. Rose owns jointly with his wife, 5,794 shares owned by Mr. Rose's wife, 2,468 shares held as custodian for his children, and 4,924 shares for which Mr. Rose has voting power.

(11) The Company has an Employees' Savings Plan in which officers and employees participate. Included in the number of shares of Common Stock shown above are 17,795 shares which were allocated to accounts under the Employees' Savings Plan of all officers as a group at February 1, 1999 (including 1,052 for Mr. Karam, 1,932 for Mr. Bonaddio, 5,307 for Mr. Dowling, and 3,827 for Mr. Kell).

(12) Does not include 109,653 shares of the Company's Common Stock held by the Employees' Retire- ment Plan, as to which investment power is exercised by the Investment Committee under the Plan, consisting of Messrs. John D. McCarthy, Keating, Ross, Davis and John D. McCarthy, Jr. The Committee members disclaim beneficial ownership of these shares.

Section 16(a) Beneficial Ownership Reporting Compliance

     The Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the Company's directors and officers file reports of ownership and changes in ownership of the Company's Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on a review of Forms 3, 4, and 5 and amendments thereto furnished to the Company pursuant to Rule 16a-3(e) under the Exchange Act, the Company believes that all directors and officers filed on a timely basis all such reports required of them with respect to stock ownership and changes in ownership during 1998.


Certain Relationships and Transactions

     During 1998, Lewith and Freeman Real Estate served as the real estate broker for certain parcel transactions which were conveyed by the Company.
Lewith and Freeman Real Estate received commissions totaling $74,000 for such services rendered in 1998. Lewith and Freeman Real Estate is owned by Ms. Rhea Simms, the wife of Mr. Ronald Simms.


Additional Director Information

     During 1998, the Board met 17 times, and each incumbent director attended more than 75% of the total number of meetings of the Board and of the committees of the Board on which he served.

     The Company has an Executive Committee, currently consisting of Messrs. Simms (Chairman), Davis, Keating, John D. McCarthy, and Pollock. During intervals between meetings of the Company's Board of Directors, the Executive Committee may exercise, subject to law and any specific directions given by the Board to the Executive Committee, all powers of the Board of Directors in the management of the business and affairs of the Company. The Executive Committee met once during 1998.

     In addition to an Executive Committee, the Company has an Audit Committee, currently consisting of Messrs. Davis (Chairman), Ross, Pollock, John D. McCarthy, Jr., and Rose. This Committee performs the following functions, among others: recommending the appointment and monitoring the independence and compensation of the independent auditors; approving professional services provided by the independent auditors; reviewing the scope of the annual audit with the independent auditors; reviewing the independent and internal auditors' reports to management; reviewing financial statements; and reviewing various internal accounting controls. The Audit Committee met four times during 1998.

     The Company has an Investment Committee of the Employees' Retirement Plan currently consisting of Messrs. John D. McCarthy (Chairman), Keating, Ross,
Davis, and John D. McCarthy, Jr. The duties of this Committee include appointing, removing, and monitoring the performance of investment managers, allocating Plan assets among them, reviewing the investment philosophy of the Plan, and managing all or portions of the assets of the Plan, subject to any limits or guidelines established by the Board. This Committee met four times during 1998.

     The Company has a Compensation Committee which provides direction and guidance and makes recommendations to the Board and management on compensation-related matters. The members of the Compensation Committee are also designated as the Stock Option Committee for the purpose of administering the 1992 Stock Option Plan and the Stock Incentive Plan. The Compensation and Stock Option Committees currently consist of Messrs. John D. McCarthy (Chairman), Davis, Pollock, and Rose. These committees met five times during 1998.

     The Company's Planning Committee, currently consisting of Messrs. John D. McCarthy, Jr. (Chairman), Pollock, and Rose, provides direction and guidance and makes recommendations to the Board and management on corporate planning issues.

     The  Company  does  not  have  a  Nominating  Committee.   Nominations  are
considered by the full Board.

     During 1998, directors of the Company and PG Energy who were not full-time employees of the Company and/or PG Energy were paid a retainer fee of $1,000 per month, and on days they attended a Company and/or PG Energy Board meeting(s) they were paid $500, plus expenses. Since the Company and PG Energy Boards consist of the same members, meetings are usually scheduled on the same day, and a single fee is paid for attendance at both meetings. Additionally, each director received $250 for each Board Committee meeting attended on the same day as meeting(s) of the full Board(s), and $500 for each Board Committee meeting attended on a day when the full Board(s) did not meet. Further, directors who were members of the Investment Committee of the Employees' Retirement Plan were paid $250 for each meeting attended on the same day as a meeting of the full Board(s) and $500 for each meeting attended on a day when the full Board(s) did not meet.

     On May 6, 1998, the Board of Directors granted options for the purchase of 5,000 shares of Common Stock of the Company to each of the non-employee directors of the Company. The options have an exercise price of $23.9375 and vesting is subject to the Company achieving specified financial and operational goals for 1998 and 1999. Because certain of these goals were not met in 1998, 50% of the options did not vest and were cancelled. Vesting of the remaining 50% of the options is subject to achievement of the goals for 1999.

     The Company's 1995 Directors' Stock Compensation Plan (the "Directors' Stock Plan") provides for the annual automatic award of 400 shares of Company Common Stock (subject to anti-dilution adjustment in the event of certain corporate changes) to each continuing director, who has completed at least one year of service and who is not a full-time employee of the Company or any of its affiliates, immediately following each annual meeting of shareowners. The Directors' Stock Plan will terminate in 2005. All shares awarded under the Directors' Stock Plan are non-transferable for a period of three years following the award, except in the event of death, disability, or retirement on or after age 65. If elected by the director, an award under the Directors' Stock Plan will instead be credited as Stock Units under the Director Deferred Compensation Plan discussed below and will be paid in accordance with the provisions of that plan.

     The Company has a Director Deferred Compensation Plan, pursuant to which each director who is not a full-time employee of the Company or any of its subsidiaries may elect to defer all or any portion of his retainer and meeting fees. Amounts deferred are credited to a bookkeeping account maintained by the Company for the director in the form of stock units, representing the number of shares of the Company's Common Stock which could have been purchased with the deferred amount (based on the market price of the Common Stock on the date such amount would have been paid to the director had it not been deferred) or which would have been awarded under the Directors' Stock Plan. Additional stock units are credited to the director's account whenever a cash dividend is paid on the Common Stock, reflecting the number of shares that could have been purchased on the dividend payment date with the amount of the per share dividend multiplied by the number of stock units then credited to the director's account. Upon the director's termination of service as a director, the director receives for each stock unit either one share of Common Stock or cash equal to the value of a share on such date, as elected by the director before the units were credited.

     On December 17, 1998, the Board of Directors, upon recommendation by the Compensation Committee, approved a Director Retirement Plan. Under the Plan, each director of the Company and/or PG Energy who is not an employee of the Company or PG Energy or any of their subsidiaries who retires from the Board after attaining age 60 and completing five or more years of service on the Board or who becomes disabled after completing five or more years of service on the Board, will be entitled to receive retirement benefits. Annual benefits payable under this Plan shall be a percentage of the aggregate of the annual retainers for directors in effect at the Company and PG Energy on the date of the director's retirement. As a general rule, the percentage will be 50% after five years of service, increasing by 5% for each additional year of service to a maximum of 75%. Directors with less than five years of service will also receive benefits (of 10% of the retainer per year of service) following a change of control. The annual benefit will be paid for the lesser of (1) ten years, (2) the director's years of service as a non-employee director or (3) until the director's death.

     Mr. Simms is the father-in-law of Mr. Rose. Mr. John D. McCarthy is the father of Mr. John D. McCarthy, Jr. Mr. Keating is the father-in-law of Mr. Karam. There are no other family relationships among any of the directors or executive officers of the Company.

Compensation Committee Interlocks

     During 1998, Messrs. John D. McCarthy, Davis, Rose, and Simms served as members of the Company's Compensation Committee. Beginning in January 1999, the Compensation Committee consists of Messrs. John D. McCarthy, Davis, Rose, and Pollock. None of these persons was or is an officer or employee of the Company or any of its subsidiaries. None of the Company's executive officers served on the compensation committee or board of an entity of which (i) a member of the Company's Compensation Committee or other director of the Company was an executive officer or (ii) an executive officer of the entity was one of the Company's directors.


                             EXECUTIVE COMPENSATION
                          COMPENSATION COMMITTEE REPORT

     The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors, which is composed of four non-employee directors. The following is a report of the Compensation Committee to the Company's shareowners:


Compensation Policies

     In determining compensation, including the award of both annual and long-term compensation, the Committee follows a policy of considering, among other factors, the operating and financial performance of the Company and the individual contribution of each officer.

     Salary is the principal component of the annual portion of the compensation of senior executives. Stock options comprise both the long-term component and a portion of the annual component of compensation. The value realized by an executive from stock options is directly dependent on the performance of the Company's stock. Options authorized pursuant to the 1992 Stock Option Plan were granted to executives and senior management in the years 1993 through 1996. In subsequent years, options have been granted under the Stock Incentive Plan, which provides for stock options, restricted stock and other awards, the value of which is based on the performance of the Company's stock. In 1998, stock options under this Plan were awarded to certain senior executives, subject to the achievement of specified financial and operational goals for the Company during 1998 and 1999. Because certain of these goals were not met in 1998, 50% of these options did not vest and are not exercisable.

1998 Compensation of the Chief Executive Officer

     During 1998, the Committee determined to extend Mr. Karam's employment agreement as President and Chief Executive Officer. The amended agreement provides for his employment until 2003 at a salary of $275,000 for the period from May 1, 1998 to April 30, 1999, and thereafter at a salary subject to increase at the discretion of the Committee during the remaining term of the agreement. Prior to its amendment, the agreement provided for the grant of options to purchase 150,000 shares of the Company's Common Stock under the 1992 Stock Option Plan with the options becoming exercisable in five equal annual installments commencing September 1, 1997. The amended agreement provides for an additional grant of options to purchase 60,000 shares under the Stock Incentive Plan with the options becoming exercisable in two equal annual installments commencing May 1, 2002. This second grant will not vest or become exercisable unless specified financial and operational goals are achieved.

     In concluding to amend Mr. Karam's agreement, the Committee considered the importance of retaining his services to follow through on the Company's long-term plans, enabling him to perform his duties without distraction, and providing him with competitive compensation. The Committee also determined that a greater portion of the compensation called for by this agreement should be made up of the long-term component -- stock options -- than typically awarded to company officers as a way to more closely align the interests of this key executive with those of the shareowners. In addition, as noted, the second grant of options will not vest and become exercisable unless the Company achieves certain specified financial and operational goals, thereby further aligning the interests of Mr. Karam and the shareowners.

     The Committee operates on the principle that the compensation of the Company's executive officers should be competitive with compensation of senior executives at comparable companies. In this regard, the Committee reviewed and considered the compensation of executives in comparable positions at other utility companies, and non-utility companies located in the same region as the Company, with which the Company competes for executive talent. Consequently, these are not exactly the same companies that are included in the indices used in the performance graphs in this proxy statement. The Committee targets executive compensation to be in the general range, but not the high end, of compensation for comparable positions at these companies.


Other Officers

     The compensation of Messrs. Bonaddio, Dowling, and Kell was determined in accordance with the compensation policies discussed earlier in this report.

     All members of the Committee concur and join in this report to the Company's shareowners.


John D. McCarthy, Chairman     William D. Davis
Richard A. Rose, Jr.           Kenneth M. Pollock

                           SUMMARY COMPENSATION TABLE

                                                                                    Long-Term
                                         Annual Compensation                       Compensation
                                                                                    Securities
                                                                     Other Annual   Underlying    All Other
Name and                                            Salary      Bonus Compensation    Options   Compensation
Principal Position                       Year         ($)        ($)    ($) (1)    (# of Shares)   ($) (2)        .

Thomas F. Karam                          1998      $266,346      -0-      -0-          60,000 (3)  $3,123
President and                            1997       216,076      -0-      -0-               0       2,792
Chief Executive Officer                  1996       171,023      -0-      -0-         200,000         306

Vincent A. Bonaddio                      1998      $138,203      -0-      -0-           7,500 (4)  $2,663
Vice President,                          1997       115,385      -0-      -0-           4,000 (5)   1,698
Operations and                           1996        94,965      -0-      -0-               0         853
Engineering Services

Harry E. Dowling                         1998      $120,000      -0-      -0-           7,500 (4)  $2,302
Vice President,                          1997       103,357      -0-      -0-           4,000 (5)   1,588
Customer Services                        1996        95,606      -0-      -0-               0         922

John F. Kell, Jr.                        1998      $137,135      -0-      -0-           7,500 (4)  $4,005
Vice President,                          1997       126,805      -0-      -0-           4,000 (5)   3,277
Financial Services                       1996       124,053      -0-      -0-               0       1,824



-------

(1)  Does not  include  the value of  perquisites  and other  personal  benefits
     because  the  aggregate  amount  of  such   compensation  does  not  exceed
     established reporting thresholds.

(2) The amounts shown under All Other Compensation are for group term life insurance provided for officers and matching contributions made by the Company for the named executives to their Employees' Savings Plan (401(k)) account. The amounts for Mr. Karam's life insurance premiums were $408 in 1998, $286 in 1997, and $306 in 1996; for Mr. Bonaddio, $452 in 1998, $313
     in 1997, and $313 in 1996; for Mr. Dowling, $382 in 1998, $348 in 1997, and
     $348 in 1996; and for Mr. Kell,  $1,811 in 1998, $1,755 in 1997, and $1,080
     in 1996. The amount for the Employees' Savings Plan for Mr. Karam was $2,715 in 1998 and $2,506 in 1997; for Mr. Bonaddio, $2,211 in 1998, $1,385
     in 1997,and $540 in 1996; for Mr. Dowling,  $1,920 in 1998, $1,240 in 1997,
     and $574 in 1996;  and for Mr. Kell,  $2,194 in 1998,  $1,522 in 1997,  and
     $744 in 1996.

(3) These options were granted subject to the achievement of specified financial and operational goals for the Company during 2001 and 2002.

(4) These options were granted subject to the achievement of specified financial and operational goals for the Company during 1998 and 1999. Because certain of these goals were not met in 1998, 50% of these options did not vest.

(5) These options were granted subject to the achievement of specified financial and operational goals for the Company during 1997. Because certain of these goals were not met, these options did not vest.

                   STOCK OPTION GRANTS IN THE LAST FISCAL YEAR


                                                        % of Total
                                       Number of           Options
                                      Securities         Granted to
                                      Underlying          Employees      Exercise                        Grant Date
                                        Options           in Fiscal        Price       Expiration          Present
 Name                                Granted(#)(1)          Year        $/Share(1)        Date           Value($)(1)
-----------------------------------------------------------------------------------------------------------------------

Thomas F. Karam                      60,000    (2)         40.0%          $23.9375      05/05/2008       $162,600
Vincent A. Bonaddio                   7,500    (3)          5.0%          $23.9375      05/05/2008         20,325
Harry E. Dowling                      7,500    (3)          5.0%          $23.9375      05/05/2008         20,325
John F. Kell, Jr.                     7,500    (3)          5.0%          $23.9375      05/05/2008         20,325

-------

(1) The "grant date present value" shown is an expected value based upon the application of the Black- Scholes Option Pricing Model. Use of this model should not be viewed in any way as a forecast of the future performance of the Company's Common Stock. An option granted to an employee will have value to the optionee only if and to the extent the market price of the Company's stock rises above the exercise price. The estimated present value of each stock option is $2.71, based upon the following assumptions: (1) a stock price volatility of 17.58% (2) a risk-free interest rate of 5.00% representing the rate of a zero-coupon U.S. Treasury Strip available on the date of grant and due to expire at the approximate end of the option term
     (3) a dividend yield of 6.24%, and (4) an expected option term of ten years. The valuation assumes that all specified financial and operational goals will be met. Therefore, the value shown may be thought of as a "conservative" expected value that does not take into account the risk that the options may be forfeited if the specified performance measures are not met.

(2) These options were granted subject to the achievement of specified financial and operational goals for the Company during 2001 and 2002.

(3) These options were granted subject to the achievement of specified financial and operational goals for the Company during 1998 and 1999. The above option valuation assumes that all specified financial and operational goals will be met. Therefore, the value shown may be thought of as a "conservative" expected value that does not take into account the risk that the options may be forfeited if the specified performance measures are not met. In fact, because certain of these specified goals were not met in 1998, 50% of the shares subject to the options will not vest and have been cancelled.


              AGGREGATED STOCK OPTION EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END STOCK OPTION VALUES

                                                        Number of Securities
                                                               Underlying            Value of Unexercised
                                                         Unexercised Options          In-the-Money Options
                              Shares                          at Fiscal                    at Fiscal
                            Acquired on   Value              Year End (#)                 Year-End ($)
                             Exercise   Realized             Exercisable/                Exercisable /
            Name              (#)(1)       ($)              Unexercisable                Unexercisable
-----------------------------------------------------------------------------------------------------------------------------

Vincent A. Bonaddio             -0-        -0-             -0-  /   7,500 (1)           -0-   /  $ 14,063
Harry E. Dowling                -0-        -0-          7,000   /   7,500 (1)     $  70,875   /    14,063
Thomas F. Karam                 -0-        -0-        110,000   / 150,000 (2)       543,750   /   506,250
John F. Kell, Jr.               -0-        -0-          7,000   /   7,500 (1)        70,875   /    14,063

------
                                       12


(1) These options were granted subject to the achievement of specified financial and operational goals for the Company during 1998 and 1999. Because certain of these goals were not met in 1998, 50% of the shares subject to these options will not vest and were cancelled.

(2) 60,000 shares subject to these options were granted in 1998 subject to the achievement of specified financial and operational goals for the Company during 2001 and 2002.

Employees' Retirement Plan

        The following table illustrates the estimated annual retirement benefits payable at age 65 under the Company's Employees' Retirement Plan as a straight life annuity to an employee retiring with the specified combination of final average earnings and years of service with the Company. The benefits shown are not subject to deduction for social security.

     5-Year                                                        Years of Credited Service
----------------------------------------------------------------------------------------------------------------------------------
Average Earnings                 15                  20               25                30                  35
----------------         ------------------------------------------------------------------------------------------

   $100,000.............       $ 21,747           $ 28,996         $ 36,245          $ 43,493          $ 43,493
   $125,000.............       $ 27,747           $ 36,996         $ 46,245          $ 55,493          $ 55,493
   $150,000.............       $ 33,747           $ 44,996         $ 56,245          $ 67,493          $ 67,493
   $175,000.............       $ 36,147*          $ 48,196*        $ 60,245*         $ 72,293*         $ 72,293*
   $200,000.............       $ 36,147*          $ 48,196*        $ 60,245*         $ 72,293*         $ 72,293*
   $250,000.............       $ 36,147*          $ 48,196*        $ 60,245*         $ 72,293*         $ 72,293*
   $275,000.............       $ 36,147*          $ 48,196*        $ 60,245*         $ 72,293*         $ 72,293*
   $300,000.............       $ 36,147*          $ 48,196*        $ 60,245*         $ 72,293*         $ 72,293*

-------

* The Internal Revenue Code limits the amount of compensation which may be taken into account under a tax-qualified retirement plan.

     The above table reflects the benefits payable to employees who retire on or after January 1, 1999. As of December 31, 1998, Mr. Bonaddio had completed 29 years of credited service, Mr. Dowling 23 years, Mr. Karam 3 years, and Mr. Kell 20 years.

     Covered compensation under the Retirement Plan is the same as the amount reported in the Salary column of the Summary Compensation Table.


Change in Control and Other Agreements

     If the employment of Mr. Karam is terminated without cause or his compensation, position or benefits are reduced within three years of a change in control (as defined in Mr. Karam's employment agreement) of the Company, Mr. Karam shall receive a severance payment equal to two times his annual salary for the year in which such termination occurs and the unpaid portion of his salary with respect to any additional years remaining in the term of his employment agreement, other than the year in which the termination occurs.

     The Company has agreements with certain of its other officers, including Messrs. Bonaddio, Dowling, and Kell, which entitle the officers to receive a severance payment equal to two times their annual salary if, following a change in control (as defined in such agreements) of the Company, their employment is terminated or their compensation, position or benefits are reduced.

                                PERFORMANCE GRAPH
                           FIVE-YEAR CUMULATIVE RETURN

     The graph below compares the cumulative total return on the Company's stock during the past five years with the average cumulative total return during the same period of the S & P 500 Stock Index, and a self-constructed index of a group of comparable mid-sized natural gas distribution companies, excluding the Company. The companies included in the self-constructed natural gas distribution index are: Atmos Energy Corporation, Cascade Natural Gas Corporation, Colonial Gas Company, Connecticut Energy Corp., CTG Resources, Inc. , North Carolina Natural Gas Corp., Providence Energy Corp., Public Service Company of North Carolina, SEMCO Energy Inc., and Yankee Energy Systems Inc. These companies were selected from the Edward D. Jones Index for Natural Gas Distribution Companies because they had revenues, net plant, and market capitalization in the same general range as that of the Company. However, Atmos Energy Corporation has merged with United Cities Gas Co. As a result, at the end of 1998, the market capitalization of Atmos was four times the peer group average market capitalization (excluding Atmos) and Atmos' revenues and market capitalization were approximately four times those of the Company. Accordingly, the Company has determined that Atmos is no longer a comparable company, and Atmos has been dropped from the peer group. The Company's cumulative total return is compared with the peer group including Atmos and with the peer group excluding Atmos.

     The graph reflects the investment of $100 on December 31, 1993, in the Company's Common Stock, the S & P 500 Stock Index, and the gas distribution index. Dividends are assumed to be reinvested as paid in the Company's Common Stock and in the S & P 500 Stock Index and quarterly in the stocks of the gas utility index.

                                 FIVE-YEAR CHART


                                                    1993       1994       1995       1996      1997        1998
                                                    -----------------------------------------------------------
Pennsylvania Enterprises, Inc.                     100.00      96.52      142.94    174.67     210.86     223.66
S & P 500 Stock Index                              100.00     101.32      139.37    171.35     228.50     293.80
Gas Distribution Index Including Atmos             100.00      91.68      114.46    124.17     160.07     182.08
Gas Distribution Index Excluding Atmos             100.00      89.54      105.56    114.66     146.42     168.48

[GRAPH]

                            SOLICITATION OF PROXIES

     The Company will bear the costs of this solicitation of proxies. In addition to solicitation by mail, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send material to their principals, and the Company may reimburse them for their expenses in so doing. To the extent necessary in order to ensure a sufficient shareowner presence to constitute a quorum, officers and other employees of the Company and its principal subsidiary, PG Energy Inc., or designated agents may, without additional renumeration, in person or by telephone or telegram, request the return of proxies. In addition, the Company has retained D. F. King & Co., Inc. for assistance in the solicitation of proxies. For its services, D. F. King will receive a fee estimated at $5,500 plus reimbursement for reasonable and customary out-of-pocket expenses.


                                  VOTE REQUIRED

     Candidates for director receiving the highest number of affirmative votes, up to the number of directors to be elected, shall be elected. Broker non-votes, abstentions, and withhold authority votes, will be counted in determining the presence of a quorum but will have no effect on the election of directors.


                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The Audit Committee recommended to the Board of Directors that PricewaterhouseCoopers LLP be appointed as independent public accountants to audit the books of the Company for the year ending December 31, 1998. The Board of Directors approved the Audit Committee's recommendation on March 25, 1998. PricewaterhouseCoopers LLP also served as independent public accountants for the Company for the year ending December 31, 1997. Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting, and will be available to respond to appropriate questions by shareowners.

     Arthur Andersen LLP had served as independent public accountants for the Company for 1996 and a number of years prior thereto. In March 1997, the Company requested Arthur Andersen LLP and several other accounting firms to provide a proposal concerning the terms and conditions of engagement as independent accountants to the Company for future periods. The decisions to request proposals from Arthur Andersen LLP and other accountants and to select PricewaterhouseCoopers LLP were both recommended by the Company's Audit Committee and approved by the Company's Board of Directors.

     The report of Arthur Andersen LLP on the financial statements of the Company for the fiscal year ended December 31, 1996, did not contain an adverse opinion or a disclaimer of opinion, nor was such report qualified or modified as to uncertainty, audit scope or accounting principles. There were no disagreements between Arthur Andersen LLP and the Company on any matter of accounting principle or practice, financial statement disclosure or audit scope or procedure, which, if not resolved to its satisfaction, would have caused Arthur Andersen LLP to make reference to the subject matter of any such disagreement in connection with this report.


                SHAREOWNER PROPOSALS FOR YEAR 2000 ANNUAL MEETING

     Proposals of shareowners intended to be presented at the Year 2000 Annual Meeting of Shareowners must be received by the Secretary of the Company at the Company's executive offices, One PEI Center, Wilkes-Barre, Pennsylvania 18711-0601, by November 24, 1999, for inclusion in the Company's proxy statement and form of proxy relating to that meeting.
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


                                  OTHER MATTERS

     The Board of Directors knows of no other business to be transacted at the Annual Meeting, but if any other matters properly come before the meeting, the persons named as proxies will vote upon such matters in accordance with their best judgment.



                                By Order of the Board of Directors,


                                Donna M. Abdalla
                                Secretary


Wilkes-Barre, Pennsylvania
March 25, 1999







     Included with this Proxy Statement is a copy of the Company's 1998 Summary Annual Report and Form 10-K for the year ended December 31, 1998, as filed with the Securities and Exchange Commission. Persons who were not shareowners of record on March 11, 1999, but were beneficial owners of Common Stock as of such date and who wish to receive such reports should address their request to the Investor Relations Department, Pennsylvania Enterprises, Inc., One PEI Center, Wilkes-Barre, Pennsylvania 18711-0601 and include with the request a representation that the person making the request was a beneficial owner on March 11, 1999.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR YOU MAY VOTE BY TELEPHONE AS DESCRIBED ON THE PROXY/VOTING INSTRUCTION CARD.

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